UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 2, 2010

MAP PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33719	20-0507047
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2400 Bayshore Parkway, Suite 200, Mountain View, CA	94043
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 386-3100

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 2, 2010, the Compensation Committee of MAP Pharmaceuticals, Inc. (the “Company”) approved the following actions relating to certain of the executive officers of the Company.

2009 Cash Bonus Payments

The Compensation Committee approved the following cash bonus payments to the Chief Executive Officer and the four next most highly compensated executive officers in 2009 (the “Named Executive Officers”) for achieving objectives that were established by the Compensation Committee in early 2009. The performance-based cash bonus plan for 2009 for the Chief Executive Officer, the Chief Financial Officer and the Chief Scientific Officer consisted of payment of a percentage of year-end base salary based 100% on Company achievement of corporate objectives; for the Vice President, General Counsel and Secretary and the Senior Vice President, Corporate and Business Development, the performance-based cash bonus plan was based 75% on Company achievement of corporate objectives as well as 25% on individual performance. For the Named Executive Officers, the approximate percentage of year-end base salary actually paid under the 2009 performance-based cash bonus plan is as follows: for the Chief Executive Officer, 40%; for the Chief Financial Officer, 28%; for the Chief Scientific Officer, 28%; for the Vice President, General Counsel and Secretary, 29%; and for the Senior Vice President, Corporate and Business Development, 28%. The bonuses also include payment of additional, discretionary amounts, based on recognition by the Compensation Committee of additional contributions made by certain Named Executive Officers during 2009. The Compensation Committee approved the following bonus payments to the Named Executive Officers:

Executive Officer	Title	Bonus
Timothy S. Nelson	President and Chief Executive Officer	$188,651
Christopher Y. Chai	Chief Financial Officer	$91,687
Thomas A. Armer, Ph.D.	Chief Scientific Officer	$91,885
Charlene A. Friedman	Vice President, General Counsel and Secretary	$85,780
Anastasios E. Gianakakos	Senior Vice President, Corporate and Business Development	$85,085

Performance-Based Cash Bonus Plan for 2010

The Compensation Committee also approved a performance-based cash bonus plan for the executive officers of the Company, including the Named Executive Officers. For 2010, the Chief Executive Officer is eligible for an annual performance-based cash bonus with a target of 50% of his annual base salary. The Named Executive Officers other than the Chief Executive Officer are eligible for annual performance-based cash bonuses with a target of 35% of their respective annual base salaries. For the Chief Executive Officer, the Chief Financial Officer and the Chief Scientific Officer, the performance-based cash bonus is based 100% on the achievement of corporate bonus objectives as approved by the Compensation Committee. For the Vice President, General Counsel and Secretary and the Senior Vice President, Corporate and Business Development, the performance-based cash bonus is based 75% on the achievement of corporate bonus objectives and 25% on the achievement of individual objectives. The corporate bonus objectives are: for the Company’s LEVADEX™ product candidate, objectives relating to the conduct of clinical trials, operational and manufacturing activities, preparation for regulatory submission and business development activities; objectives relating to development of pipeline products; and objectives relating to the management of the Company’s budget. The individual bonus objectives are: for the Vice President, General Counsel and Secretary, objectives related to providing legal services to the Company and its functional areas and, for the Senior Vice President, Corporate and Business Development, objectives relating to business development activities in support of our LEVADEX product candidate.

Equity Incentive Grants

On February 2, 2010, in addition to granting stock option awards to the Named Executive Officers, the Compensation Committee awarded a grant of performance-based restricted stock units to Mr. Nelson. The vesting of the restricted stock unit award is contingent upon the occurrence of two events, relating to the regulatory submission and approval of our LEVADEX product candidate. If such performance-based goals are met, the restricted stock unit award will vest 50% at the time when each goal is met, subject to Mr. Nelson’s continued employment by the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 4, 2010

MAP PHARMACEUTICALS, INC.

By:	/s/ CHARLENE A. FRIEDMAN
Name:	Charlene A. Friedman
Title:	Vice President, General Counsel and Secretary